    THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 18, 1997
             PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                             Boston Chicken, Inc.
                     ------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 par value
                     ------------------------------------
                        (Title of Class of Securities)

                                  100578 10 3
                                  -----------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 10 pages

------------------------                                   -------------------
  CUSIP NO.  100578 10 3            13G                     Page 2 of 10 Pages
------------------------                                   -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Scott A. Beck

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,952,513

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,591,820
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,952,513

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,591,820
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,544,333
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      14.86%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                    ------------------
  CUSIP NO.  100578 10 3             13G                    Page 3 of 10 Pages
------------------------                                    ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Saad J. Nadhir

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,907,647

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,631,210
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,907,647

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,631,210
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,538,857
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      29,334 (See Item 4(a))                                        [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.73%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                   -------------------
  CUSIP NO.  100578 10 3            13G                    Page 4 of 10 Pages
------------------------                                   -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BC Midwest Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,261,430
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,261,430
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,261,430
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.19%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    ------------------
  CUSIP NO.  100578 10 3            13G                     Page 5 of 10 Pages
------------------------                                    ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BC Midwest, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,581,210
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,581,210
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,581,210
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.69%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                    Boston Chicken, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    14103 Denver West Parkway
                    Golden, Colorado  80401-4086

Item 2(a)      Name of Person Filing:

                      (i)   Scott A. Beck
                     (ii)   Saad J. Nadhir
                    (iii)   BC Midwest Trust
                     (iv)   BC Midwest, Inc.

Item 2(b)      Address of Principal Business Office:

                    (i) and (ii):

                    14103 Denver West Parkway
                    Golden, Colorado  80401-4086

                    (iii) and (iv):

                    c/o Triune, Inc.
                    4770 Baseline Road, Suite 380
                    Boulder, Colorado 80303

Item 2(c)      Citizenship:

                      (i)   United States of America
                     (ii)   United States of America
                    (iii)   Delaware
                     (iv)   Delaware

Item 2(d)      Title of Class of Securities:

                    Common Stock, $0.01 par value

Item 2(e)      CUSIP Number:

                    100578 10 3

Item 3         Type of Person:

                    DNA

                              Page 6 of 10 pages

Item 4         Ownership (at December 31, 1996):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3*:

                                (i)   9,544,333
                               (ii)   7,538,857
                              (iii)   5,261,430
                               (iv)   5,581,210

                         * The amount reported for Mr. Beck includes 10,610 shares owned by Mr. Beck's spouse, as to which Mr. Beck disclaims beneficial ownership. The amount reported for Mr. Nadhir (i) excludes 29,334 shares as to which he granted an option to purchase to one other individual, which option is currently exercisable, and (ii) includes 50,000 shares owned by Mr. Nadhir's spouse, in each case, as to which Mr. Nadhir disclaims beneficial ownership of such shares.

                    (b)  Percent of class:

                                (i)   14.86%
                               (ii)   11.73%
                              (iii)    8.19%
                               (iv)    8.69%

                    (c)  Number of shares as to which such person has:

                              (A) sole power to vote or to direct the vote:

                                    (i)   3,952,513
                                   (ii)   1,907,647
                                  (iii)         -0-
                                   (iv)         -0-

                              (B) shared power to vote or to direct the vote:

                                    (i)   5,591,820
                                   (ii)   5,631,210
                                  (iii)   5,261,430
                                   (iv)   5,581,210

                              (C) sole power to dispose or to direct the
                                  disposition of:

                                    (i)   3,952,513
                                   (ii)   1,907,647
                                  (iii)         -0-
                                   (iv)         -0-

                              (D) shared power to dispose or to direct
                                  disposition of:

                                    (i)   5,591,820
                                   (ii)   5,631,210
                                  (iii)   5,261,430
                                   (iv)   5,581,210


                              Page 7 of 10 pages

Item 5         Ownership of Five Percent or Less of a Class:

                    DNA

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    The shares beneficially owned by the reporting persons include shares received by Messrs. Beck and Nadhir pursuant to distributions in partial liquidation of BC Midwest Trust to its beneficiaries effective March 12, 1996. Messrs. Beck and Nadhir and certain other persons are beneficiaries of BC Midwest Trust and would be entitled to receive dividends from, or the proceeds from the sale of, shares held by BC Midwest Trust and reported herein by the reporting persons.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    DNA

Item 8         Identification and Classification of Members of the Group:

                    The persons filing this statement are Scott A. Beck and Saad
                    J. Nadhir, each of whom has his principal place of business at 14103 Denver West Parkway, Golden, Colorado 80401-4086, and BC Midwest Trust, a trust organized under the laws of the State of Delaware, and BC Midwest, Inc., a Delaware corporation, each having their principal place of business at 4770 Baseline Road, Suite 380, Boulder, Colorado 80303. BC Midwest, Inc. is the Trustee of BC Midwest Trust.
                    Messrs. Beck and Nadhir own equally all of the outstanding stock of BC Midwest, Inc. and are beneficiaries of BC Midwest Trust.

Item 9         Notice of Dissolution of Group:

                    DNA

Item 10        Certification:

                    DNA


                              Page 8 of 10 pages

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1997
                                     /s/ Scott A. Beck
                                 By: ---------------------------------------
                                     Scott A. Beck

                                     /s/ Saad J. Nadhir
                                 By: ---------------------------------------
                                     Saad J. Nadhir



                                 BC MIDWEST TRUST

                                   By:  BC Midwest, Inc.,
                                         Trustee

                                 By: /s/ Saad J. Nadhir
                                     ---------------------------------------



                                 BC MIDWEST, INC.

                                 By: /s/ Saad J. Nadhir
                                     ----------------------------------------
                              Page 9 of 10 pages

                                                                       Exhibit 1
                                                                       ---------

     The undersigned agree that the Statement on Schedule 13G to which this Agreement is attached is filed on behalf of each one of them pursuant to Rule 13d-1(f)(iii). This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.


Dated:  February 13, 1997
                                     /s/ Scott A. Beck
                                 By: ---------------------------------------
                                     Scott A. Beck

                                     /s/ Saad J. Nadhir
                                 By: ---------------------------------------
                                     Saad J. Nadhir



                                 BC MIDWEST TRUST

                                   By:  BC Midwest, Inc.,
                                         Trustee


                                     /s/ Saad J. Nadhir
                                 By: ---------------------------------------



                                 BC MIDWEST, INC.

                                     /s/ Saad J. Nadhir
                                 By: ---------------------------------------


                              Page 10 of 10 pages